Exhibit 99.1

Vaccinogen Names Co-Founder and CEO Andrew L. Tussing as
Chairman of the Board

Benjamin S. Carson, Sr., MD Steps Down from Board of Directors, Chairman Role and Medical Advisory Board to Focus on His Candidacy for the Republican Presidential Nomination

BALTIMORE, May 5, 2015 /PRNewswire/ -- Vaccinogen, Inc. (OTC.QB: VGEN), a cancer immunotherapy development company, today announced that its Board of Directors has unanimously elected Co-founder, President, Chief Executive Officer and current Director, Andrew L. Tussing, to the role of Chairman of the Board. Mr. Tussing replaces Benjamin S. Carson, Sr., MD, who resigned from the Board and his role as Chairman and a member of Vaccinogen's Medical Advisory Board role to pursue his candidacy for the President of the United States via the Republican nomination.

"I continue to believe Vaccinogen's patient-specific cancer vaccine platform truly has the potential to revolutionize cancer treatment and serve the greater good," said Dr. Carson. "Despite my passion for this extremely important innovation, I now must focus my full attention on my campaign and serving the American people. I look forward to following the company's progress as it advances its OncoVAX® platform into late-stage clinical trials and the full potential of this exciting new personalized approach."

Dr. Carson, a retired pediatric neurosurgeon, formally announced his Presidential candidacy on Monday, May 4 in Detroit.

"On behalf of ourselves and Vaccinogen's shareholders, the Board of Directors want to thank Dr. Carson for his contributions to Vaccinogen and for his help in bringing the company to this critical juncture in its history," said Board member Ronald W. Kaiser.  "We simultaneously welcome Mr. Tussing to his new role as Chairman. With this appointment, the Board recognizes its continued confidence in his ability to lead the organization as it moves closer to its mission of bringing a first-in-class, highly-personalized tumor vaccine platform. We are completely in line with Mr. Tussing's strategy and believe his plans will build long-term value for shareholders. In addition, we believe that combining the CEO and Chairman roles will help drive efficiencies for the company."

Vaccinogen expects to soon enroll patients in a confirmatory phase IIIb study (ACTIVE) which seeks to evaluate OncoVAX®, a personalized approach to prevent the recurrence of stage II colon cancer after surgical treatment.

"Dr. Carson has said his original commitment to Vaccinogen was driven by his vision to move beyond the surgical suite where he diligently saved one patient at a time to working on a therapeutic strategy designed to save thousands," said Mr. Tussing. "Extending that calling further, I can think of no greater cause than assuming the responsibility of our entire country and helping millions in need. We congratulate him on his decision to pursue the Republican nomination and wish him the best with his candidacy."

Building on the phase IIIb ACTIVE trial, Vaccinogen also expects to broaden its product pipeline with a suite of technologies involving cancer-specific human monoclonal antibodies, advanced screening platforms for assaying native immunological responses, and novel vaccine development beyond OncoVAX® to address a wider range of cancer subtypes.

About Vaccinogen, Inc.
Vaccinogen, Inc. is a cancer vaccine company that is clinically testing OncoVAX®, a treatment designed to prevent the recurrence of colon cancer and potentially other solid tumors. It is a patented process that leverages a patient's own live tumor cells to launch a broad immune response against minimal residual disease. Vaccinogen believes that OncoVAX®, at an optimal dose and regimen, is the first colon cancer vaccine to demonstrate effectiveness in preventing cancer recurrence after surgical resection by addressing the diversity of cancer cells inherent to each patient's tumor. Five clinical studies of OncoVAX®, including a phase III trial with the optimum dose and regimen, have been completed to date. Vaccinogen expects to begin enrolling patients in a pivotal phase IIIb trial under an FDA Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) when adequate funding is obtained. More information is available at www.vaccinogeninc.com.

Forward Looking Statement
Some of the statements contained in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates", "believe", "plan", "intend", "expect", "likely", "may", "should", "will", and similar references to future periods. Vaccinogen has based these forward-looking statements largely on its expectations and projections about future events and financial trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties; particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. In addition, these forward-looking statements involve risks and uncertainties outlined in our most recent periodic reports filed with the Securities and Exchange Commission. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements. Therefore, you should not rely on these forward-looking statements. Vaccinogen does not undertake any obligation to update this forward-looking information.

SOURCE Vaccinogen, Inc.